EXHIBIT 23.1

             CONSENTS OF EXPERTS AND COUNSEL


James E. Slayton, CPA
2858 West Market Street
Suite C
Akron, Ohio 44333

To Whom It May Concern:                               March 26, 2001

The firm of James E. Slayton, Certified Public Accountant consents to the inclusion of my report of December 31, 2000, on the Financial Statements of BUCKTV.COM, Inc. from the inception date of September 21, 1998 through December 31, 2000 in any filings that are necessary now or in the near future to be filed with the U. S. Securities and Exchange Commission.

Professionally,

/s/ James E. Slayton
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James E. Slayton, CPA
Certified Public Accountant
Ohio License ID# 04-1-15582